As filed with the Securities and Exchange Commission on April 22, 1998.
                                                  Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                       ----------------------------------

                          MASON-DIXON BANCSHARES, INC.
               (Exact name of Registrant as specified in charter)

            Maryland                           6712                             52-1764929
(State or other jurisdiction of     (Primary Standard Industrial)     (I.R.S. Employer Identification
incorporation or organization)       Classification Code Number)                   Number)

              Mason-Dixon Bancshares, Inc. 1997 Omnibus Share Plan
                            (Full title of the plan)

                               45 West Main Street
                              Westminster, MD 21157
                                 (410) 857-3401
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                          Thomas K. Ferguson, President
                          Mason-Dixon Bancshares, Inc.
                               45 West Main Street
                              Westminster, MD 21157
                                 (410) 857-3401
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                          Abba David Poliakoff, Esquire
                           Gordon, Feinblatt, Rothman,
                           Hoffberger & Hollander, LLC
                             233 East Redwood Street
                               Baltimore, MD 21202
                                 (410) 576-4067

                         -------------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

                          -----------------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
    Title of securities             Number of           Proposed maximum          Proposed maximum(2)          Amount of
     to be registered               Shares to            offering price          aggregate offering         registration fee
                                  be registered           per Share (2)                price
                                       (1)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par                    248,800                 $34.125                 $8,490,300                $2,504.64
value $1.00
per share
================================================================================================================================

(1) Plus such additional number of Shares as may become issuable by operation of the anti-dilutional provisions of the plan.

(2)      Estimated solely for purposes of determining the registration fee.  The proposed maximum aggregate offering  price per Share has been  computed  pursuant  to Rule  457(h)
         based upon the market price of the Shares as of April 21, 1998.

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






                 PART I. INFORMATION REQUIRED IN THE PROSPECTUS



Item 1.  Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.



Item 2.  Registrant Information and Employee Plan Information.

         Omitted pursuant to the instructions and provisions of Form S-8.

               PART II. INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 3.  Incorporation of Certain Documents by Reference.

         The following documents previously filed with the Securities and Exchange Commission (the "Commission") by Mason-Dixon Bancshares, Inc. (the "Company") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") are, as of their respective dates, hereby incorporated by reference in this Registration Statement:

                  (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (which includes certain information contained in the Company's definitive Proxy Statement for the Annual Meeting of Shareholders on April 18, 1998 and incorporated therein by reference);

                  (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

                  (iii) Current Reports on Form 8-K filed on February 26 and April 14, 1998; and

                  (iv) Description of the Shares (as defined below) which appears at page 29 of the Company's Registration Statement on Form S-4, File No. 33-92122 or any description of the Shares which appears in any prospectus forming a part of any subsequent registration statement of the Company or in any registration statement filed pursuant to Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all of the Company's shares of common stock, par value $1.00 per share (the "Shares"), offered hereby have been sold or that all Shares then remaining unsold have been deregistered shall be deemed to be incorporated by reference in and made a part of this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in a document subsequently filed modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated herein by reference (other than exhibits to such documents). Written requests should be directed to:

                          Mason-Dixon Bancshares, Inc.
                        Shareholder Relations Department
                                 P. O. Box 1100
                           Westminster, MD 21158-0199

         Telephone requests may be directed to the Company at (410) 857-3401.

Item 4.  Description of Shares.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.


Item 6.  Indemnification of Directors and Officers.

         The Articles of Incorporation of the Company provide for advancement of expenses of directors, in the event of any litigation against a director, to the extent provided in the Maryland General Corporate Law. There is no obligation to repay the expenses advanced unless it is determined by the Company that the director is not entitled to indemnification. In addition, the Articles of Incorporation also includes a provision that the directors of the Company shall not be personally liable to the Company or to any shareholder for monetary damages for breach of fiduciary duty as a director except for liability (i) to the extent that it is proved that a director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to a director or officer is entered in a proceeding based on a finding in the proceeding that a director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

         The Company maintains directors and officers liability insurance providing insurance under certain circumstances for directors and officers.


Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

         Exhibit
         Number            Description of Exhibits

         5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

         23(a) Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit
                           5)

         23(b) Consent of Stegman & Company, independent certified public accountants



Item 9.  Undertakings.

         (1) The undersigned Registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                       (i)  To   include  any  prospectus  required  by  Section
10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided,  however,  that the  undertakings  contained in paragraphs  (a)(i) and
(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the

Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westminster, State of Maryland, on April 22, 1998.

                                       MASON-DIXON BANCSHARES, INC.


                                       By: /s/ Thomas K. Ferguson
                                           Thomas K. Ferguson, President

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons as of the date indicated below.

        Signature                            Title                     Date


/s/ William B. Dulany            Chairman of the Board of         April 22, 1998
William B. Dulany                Directors


/s/ Thomas K. Ferguson           President and CEO (Principal     April 22, 1998
Thomas K. Ferguson               Executive Officer)


/s/ Mark A. Keidel               Vice President and Chief         April 22, 1998
Mark A. Keidel                   Financial Officer (Principal
                                 Financial and Accounting Officer)

/s/ Vivian A. Davis              Corporate Secretary              April 22, 1998
Vivian A. Davis


/s/ David S. Babylon, Jr.        Director                         April 22, 1998
David S. Babylon, Jr.


/s/ Henry S. Baker, Jr.          Director                         April 22, 1998
Henry S. Baker, Jr.


/s/ Miriam F. Beck               Director                         April 22, 1998
Miriam F. Beck


/s/ Donald H. Campbell           Director                         April 22, 1998
Donald H. Campbell


/s/ R. Neal Hoffman              Director                         April 22, 1998
R. Neal Hoffman

/s/ S. Ray Hollinger             Director                         April 22, 1998
S. Ray Hollinger


/s/ J. William Middelton         Director                         April 22, 1998
J. William Middelton


/s/ Edwin W. Schauck             Director                         April 22, 1998
Edwin W. Shauck


/s/ James C. Snyder              Director                         April 22, 1998
James C. Snyder


/s/ Stevenson B. Yingling        Director                         April 22, 1998
Stevenson B. Yingling

                                  Exhibit Index



Exhibit
Number     Description of Exhibits

5 Opinion of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC as to legality of Shares to be issued

23(a) Consent of Gordon, Feinblatt, Rothman, Hoffberger & Hollander, LLC (included in their opinion in Exhibit 5)

23(b)      Consent   of  Stegman  &  Company,   independent   certified   public
           accountants